Exhibit 10.16

REALOGY HOLDINGS CORP.
EXECUTIVE SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”) is hereby entered into as of February 23, 2016, by and between Realogy Holdings Corp. (the “Company”) and Anthony E. Hull (“Executive”) (hereinafter collectively referred to as the “Parties”).
In consideration of the respective agreements of the Parties contained herein, it is agreed as follows:
1.Term. The term Executive’s employment under this Agreement shall be for the period commencing on February 23, 2016 (the “Effective Date”) and ending, subject to earlier termination as set forth in Section 6, on the third anniversary of the Effective Date (the “Term”); provided, however, following a Change in Control (as defined herein), the Term shall be the later of (i) the third anniversary of the Effective Date or (ii) the second anniversary of the Change in Control, in either case, subject to earlier termination as set forth in Section 6.
2.    Employment. During the Term:
(a)    Executive shall be assigned with the duties and responsibilities of Executive Vice President, Chief Financial Officer and Treasurer as may reasonably be assigned to Executive from time to time by the Chief Executive Officer of the Company. Executive shall perform such duties, undertake the responsibilities, and exercise the authorities customarily performed, undertaken and exercised by persons situated in a similar executive capacity at a similar company. In performing Executive’s duties hereunder, Executive shall report directly to the Chief Executive Officer of the Company. If, at any time, Executive is elected as a director of the Company or as a director or officer of any of the Company’s affiliates, Executive will fulfill Executive’s duties as such director or officer without additional compensation.
(b)    Executive shall devote Executive’s full-time business attention to the business and affairs of the Company and its affiliates and shall use Executive’s best efforts to faithfully and diligently serve the business and affairs of the Company and its affiliates. Notwithstanding the foregoing, Executive may (i) subject to the Company’s policy as in effect from time to time, serve on civic, charitable or non-profit boards or committees, (ii) serve on for-profit boards or committees, subject to the approval of the Compensation Committee, which approval shall not be unreasonably withheld or delayed, and (iii) manage personal and family investments and affairs, participate in industry organizations and deliver lectures at educational institutions, in each case so long as such service and activity does not interfere, individually or in the aggregate, with the performance of his or her responsibilities hereunder and subject to the code of conduct and other applicable policies of the Company and its affiliates as in effect from time to time.
(c)    Executive shall be subject to and shall abide by each of the personnel and compliance policies of the Company and its affiliates applicable and communicated in writing to senior executives, including, without limitation, the Company’s Clawback Policy as in effect from time to time.
3.    Annual Compensation.
(a)    Base Salary. The Company agrees to pay or cause to be paid to Executive during the Term a base salary at the rate of $675,000 per annum or such increased amount as the Compensation Committee of the Board of Directors of the Company (the “Committee”) may from time to time determine (the “Base Salary”); provided, however, Executive’s Base Salary may be reduced up to 10% in connection with a broader compensation reduction that applies similarly to all senior executives of the Company. Such Base Salary shall be payable in accordance with the Company’s customary practices applicable to its executives, but no less frequently than monthly.
(b)    Incentive Compensation. For each fiscal year of the Company ending during the Term, Executive shall be eligible to receive annual cash incentive compensation (the “Incentive Compensation”). Executive shall be eligible to receive a target annual cash bonus of 100% of “eligible earnings” (as defined below), as may hereafter be increased (the “Target Bonus”), with the opportunity to receive a maximum annual cash bonus subject to and in accordance with the terms of the applicable annual cash bonus plan as in effect from time to time. For purposes of this Agreement, “eligible earnings” in respect of such bonus year shall be calculated in accordance with the applicable annual cash bonus plan as in effect from time to time. Such annual cash bonus shall be paid in no event later than March 15th of the taxable year following the end of the taxable year to which the performance targets relate, provided that Executive is employed by the Company or one of its affiliates through the date specified in the annual cash bonus plan and any performance targets established by the Committee for the applicable fiscal year have been achieved.
(c)    Long-Term Incentive Compensation. For each fiscal year of the Company ending during the Term, Executive may be eligible for long-term incentive compensation awards as determined by the Committee in its sole discretion.
4.    Other Benefits.
(a)    Employee Benefits. During the Term, Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company or its affiliates and made available to employees of the Company generally, including, without limitation, all retirement, savings, medical, hospitalization, disability, dental, life or travel accident insurance benefit plans, to the extent Executive is eligible under the terms of such plans. Executive’s participation in such plans, practices and programs shall commensurate with Executive’s position at the Company. Executive shall also be entitled to participate in a death and dismemberment benefit plan that shall provide death and dismemberment insurance in the amount of two and a half times Executive’s Base Salary at the time of death or dismemberment up to $2 million, subject to Executive’s eligibility of insurability. For the avoidance of doubt, Executive shall not be entitled to any excise tax gross-up under Section 280G or 4999 of the

Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision) or any other tax gross-up.
(b)    Business Expenses. Upon submission of proper invoices in accordance with the Company’s normal procedures, Executive shall be entitled to receive prompt reimbursement of all reasonable out-of-pocket business, entertainment and travel expenses incurred by Executive in connection with the performance of Executive’s duties hereunder that have been incurred in accordance with the Company’s business expense and travel and entertainment policies in effect from time to time. Such reimbursement shall be made as soon as practicable and in no event later than the end of the calendar year following the calendar year in which the expenses were incurred.
5.    Termination. The Term and Executive’s employment hereunder may be terminated under the circumstances set forth below; provided, however, that notwithstanding anything contained herein to the contrary, Executive shall not have any duties or responsibilities to the Company after Executive’s termination of employment that would preclude Executive from having a “separation from service” from the Company within the meaning of Section 409A of the Code, upon such termination of employment.
(a)    Disability. The Company may terminate Executive’s employment, on written notice to Executive after having reasonably established Executive’s Disability (as defined below). For purposes of this Agreement, “Disability” means (i) Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company. Whether Executive has incurred a “Disability” shall be determined by a physician selected by the Company or its insurers. Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period prior to Executive’s termination by reason of Disability during which Executive is unable to work due to a physical or mental infirmity in accordance with the Company’s policies for similarly-situated executives (without duplication of compensation and benefits payable under any applicable disability policies).
(b)    Death. Executive’s employment shall be terminated as of the date of Executive’s death.
(c)    Cause. The Company may terminate Executive’s employment for “Cause” by providing a Notice of Termination (as defined in Section 7 below) that notifies Executive of his termination for Cause (as defined below), effective as of the date of such notice. For purposes of this Agreement, “Cause” shall mean (i) Executive’s willful failure to substantially perform his duties as an employee of the Company or any subsidiary (other than any such failure resulting from incapacity due to physical or mental illness), (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or any subsidiary, (iii) Executive’s conviction of, or plea of guilty or nolo contendere to a charge of commission of, a felony or crime involving moral turpitude, (iv) Executive’s indictment for a charge of commission of a felony or any crime involving moral turpitude, provided that the Board of Directors of the Company (the “Board”) determines in good faith that such indictment would result in a material adverse impact to the business or reputation of the Company, (v) Executive’s gross negligence in the performance of his duties, (vi) Executive purposefully or negligently makes (or has been found to have made) a false certification to the Company pertaining to its financial statements, (vii) the habitual use of drugs or habitual, excessive use of alcohol to the extent that any of such uses in the Board’s good faith determination materially interferes with the performance of Executive’s duties under this Agreement, (viii) a breach of fiduciary duty and/or (ix) a material breach by Executive of any of the terms and conditions of this Agreement or a material breach of any of Executive’s representations in this Agreement. A termination will not be for “Cause” pursuant to clause (i), (ii), (v) or (ix), to the extent such conduct is curable, unless the Company shall have notified Executive in writing describing such conduct and Executive shall have failed to cure such conduct within ten (10) business days after his receipt of such written notice.
(d)    Without Cause. The Company may terminate Executive’s employment other than for Cause, Disability or death. The Company shall deliver to Executive a Notice of Termination and the Company may, in its sole discretion, select any date as the effective date for Executive’s termination of employment other than for Cause, Disability or death.
(e)    Termination by Executive Without Good Reason. Executive may voluntarily terminate Executive’s employment without Good Reason by delivering to the Company a Notice of Termination not less than thirty (30) days prior to the termination of Executive’s employment, and the Company may, in its sole discretion, select any date within such notice period as the effective date for Executive’s termination of employment without Good Reason.
(f)    Termination by Executive for Good Reason. Executive may terminate employment with the Company for Good Reason (as defined below) by delivering to the Company a Notice of Termination not less than thirty (30) days prior to the termination of Executive’s employment for Good Reason. The Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty-day notice period. For purposes of this Agreement, “Good Reason” means voluntary resignation after any of the following actions taken by the Company or any of its subsidiaries without Executive’s consent: (i) a material reduction of Executive’s duties and responsibilities to the Company (other than any such failure resulting from incapacity due to physical or mental illness), (ii) a reduction in Base Salary or Target Bonus opportunity (not including any diminution in Base Salary permitted by Section 3(a) of this Agreement); (iii) the relocation of Executive’s primary office to a location more than 50 miles from the prior location and Executive’s commute increases as a result of such relocation; or (iv) a material breach by the Company of a material provision of this Agreement (which for the avoidance of doubt includes Section 2(a) of this Agreement, but which would not include any promotion or lateral assignment). Executive shall provide notice of the existence of the Good Reason condition within ninety (90) days of the date Executive learns of the condition, and the Company shall have a period of thirty (30) days during which it may remedy the condition, and in case of full remedy such condition shall not be deemed to constitute Good Reason hereunder. In the event the Company is unable to remedy the Good Reason condition in all material respects within the thirty (30) day period, Executive’s employment with the Company shall terminate for Good Reason at the expiration of the thirty (30) day period.
(g)    Termination by Executive for Retirement. Executive may voluntarily terminate Executive’s employment due to Retirement (as defined below) by delivering to the Company a Notice of Termination not less than thirty (30) days prior to the termination of Executive’s employment, and the Company may, in its sole discretion, select any date within such notice period as the effective date for Executive’s termination of employment due to Retirement. For purposes of this Agreement, “Retirement” means a “separation from service” (as defined in Section 409A of the Code) with the Company and all Affiliates (other than for Cause) after attaining eligibility for Retirement. Executive attains eligibility for Retirement upon the earlier of (i) age 65 or (ii) age 55 with at least ten (10) whole years of service with the Company and all affiliates.
6.    Notice of Termination. Any purported termination by the Company or by Executive shall be communicated by written Notice of Termination (as defined below) to the other Party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates a termination date, the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination of Executive’s employment hereunder shall be effective without such Notice of Termination (unless waived by the Party entitled to receive such notice, in the manner described in Section 12(j) below).
7.    Compensation Upon Termination.
(a)    Termination by the Company for Cause or by Executive Other Than for Good Reason. If Executive’s employment is terminated (A) by the Company for Cause or (B) by Executive for any reason, other than for Good Reason, in either case, during the Term, the Company shall provide Executive with the following payments and benefits:
(i)    any accrued and unpaid Base Salary;
(ii)    except in the event a termination of employment by the company for Cause, any annual bonus earned but unpaid in respect of any completed fiscal year preceding the termination date;
(iii)    reimbursement for any and all monies advanced or expenses incurred in connection with Executive’s employment for reasonable and necessary expenses incurred by Executive on behalf of the Company for the period ending on the termination date in accordance with the Company’s expense reimbursement and travel and entertainment policies in effect from time to time;

(iv)    any accrued and unpaid vacation pay in accordance with the terms of the Company’s vacation policy as in effect from time to time;
(v)    any previous compensation that Executive has previously deferred (including any interest earned or credited thereon), in accordance with the terms and conditions of the applicable deferred compensation plans or arrangements then in effect, to the extent vested as of Executive’s termination date; and
(vi)    any amount or benefit as provided under any plan, program, agreement or corporate governance document of the Company or its affiliates that are then-applicable, in accordance with the terms thereof.
(the foregoing items in Sections 7(a)(i) through 7(a)(vi) being collectively referred to as the “Accrued Compensation”).
(b)    Termination by the Company for Disability. If Executive’s employment is terminated by the Company for Disability during the Term, the Company shall pay or provide to Executive:
(i)    the Accrued Compensation; and
(ii)    an amount equal to the Incentive Compensation that Executive would have been entitled to receive in respect of the fiscal year in which Executive’s termination date occurs, had Executive continued in employment through the date the payment is made, which amount, determined based on the Company’s actual performance for such year relative to the performance goals applicable to Executive shall be multiplied by a fraction (A) the numerator of which is the number of days in such fiscal year through termination date and (B) the denominator of which is 365 (the “Pro-Rata Bonus”) and shall be payable in a lump sum payment at the time such bonus or incentive awards are payable to other participants.
(c)    Termination By Reason of Death. If Executive’s employment is terminated by reason of Executive’s death during the Term, the Company shall pay or provide to Executive’s beneficiaries:
(i)    the Accrued Compensation;
(ii)    the Pro-Rata Bonus payable in a lump sum at the time such bonus or incentive awards are payable to other participants; and
(iii)    a death insurance benefit in the amount of two and a half times Executive’s Base Salary at the time of death (which shall be inclusive of any Company provided life insurance policy applicable to Executive) up to $2 million, subject to Executive’s eligibility of insurability.
(d)    Termination by the Company Without Cause or by Executive for Good Reason Not In Connection With a Change in Control. If Executive’s employment is terminated by the Company without Cause (other than on account of Executive’s death or Disability) or by Executive for Good Reason, in either case, not in connection with a Change in Control (as defined in Section 7(e)) during the Term, Executive shall be entitled to the benefits provided in this Section 7(d):
(i)    the Accrued Compensation;
(ii)    the Pro-Rata Bonus payable in a lump sum at the time such bonus or incentive awards are payable to other participants;
(iii)    subject to Executive’s compliance with Sections 9 and 12(h) hereof, a payment equal to two times the sum of Executive’s Base Salary and Annual Bonus (as defined below) as in effect immediately prior to Executive’s termination of employment (or if greater, the Base Salary as in effect immediately preceding the occurrence of the Good Reason condition) and such payment shall be made in twenty-four equal monthly installments, with the first installment payable in the first regular payroll occurring following the sixtieth (60th) day following such termination of employment;
(iv)    subject to Executive’s compliance with Sections 9 and 12(h) hereof, the Company shall provide Executive and Executive’s dependents with continued coverage under any medical or dental program or policy in which Executive was eligible to participate as of the time of Executive’s employment termination, for eighteen (18) months following such termination on terms no less favorable to Executive and Executive’s dependents (including with respect to payment for the costs thereof) than those in effect immediately prior to such termination, which such 18 month period shall run concurrently with the COBRA period and which coverage shall become secondary to any Medicare coverage for which Executive becomes eligible; provided, however, the Parties agree to cooperate such that the continued coverage is, to the extent practicable, provided in a manner so as to minimize adverse tax consequences to the Company under Section 4980D of the Code; provided, further, continued coverage shall cease at such time as Executive becomes eligible for coverage with a subsequent employer; and
(v)    subject to Executive’s compliance with Sections 9 and 12(h) hereof, the Company shall provide for the 12-month period beginning on the date on which Executive’s employment terminates, or until Executive begins other full-time employment with a new employer, whichever occurs first, outplacement services that are directly related to the type of services Executive provided to the Company and are actually provided by an outplacement services firm, paid by the Company; provided, however, the cost of the outplacement services may not exceed $50,000.
For purposes of this Agreement, “Annual Bonus” shall mean 100% of Base Salary.
(e)    Termination by the Company Without Cause or by Executive for Good Reason Following a Change in Control. If during the two (2) year period following a Change in Control Executive’s employment is terminated by the Company without Cause (other than on account of Executive’s death or Disability) or by Executive for Good Reason, in either case, during the Term, Executive shall be entitled to the benefits provided in this Section 7(e):
(i)    the Accrued Compensation;
(ii)    the Pro-Rata Bonus payable in a lump sum at the time such bonus or incentive awards are payable to other participants;
(iii)    subject to Executive’s compliance with Sections 9 and 12(h) hereof, a payment equal to two times the sum of Executive’s Base Salary and Annual Bonus as in effect immediately prior to Executive’s termination of employment (or if greater, the Base Salary as in effect immediately preceding the occurrence of the Good Reason condition) payable in a lump sum in the first regular payroll occurring following the sixtieth (60th) day following such termination of employment; provided, however, if the Change in Control is not a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company under Section 409A of the Code, then the payments shall be made in twenty-four equal monthly installments;
(iv)    subject to Executive’s compliance with Sections 9 and 12(h) hereof, the Company shall provide Executive and Executive’s dependents with continued coverage under any medical or dental program or policy in which Executive was eligible to participate as of the time of Executive’s employment termination, for eighteen (18) months following such termination on terms no less favorable to Executive and Executive’s dependents (including with respect to payment for the costs thereof) than those in effect immediately prior to such termination, which such 18 month period shall run concurrently with the COBRA period and which coverage shall become secondary to any Medicare coverage for which Executive becomes eligible; provided, however, the Parties agree to cooperate such that the continued coverage is, to the extent practicable, provided in a manner so as to minimize adverse tax consequences to the Company under Section 4980D of the Code; provided, further, continued coverage shall cease at such time as Executive becomes eligible for coverage with a subsequent employer; and
(v)    subject to Executive’s compliance with Sections 9 and 12(h) hereof, the Company shall provide for the 12-month period beginning on the date on which Executive’s employment terminates, or until Executive begins other full-time employment with a new employer, whichever occurs first, outplacement services that are directly related to the type of services Executive provided to the Company and are actually provided by an outplacement services firm, paid by the Company; provided, however, the cost of the outplacement services may not exceed $50,000.
For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
(I)    the acquisition (other than from the Company), by any person (as such term is defined in Section 13(c) or 14(d) of the Securities and Exchange Act of 1934, as amended (the

“Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities; or
(II)    the individuals who, as of the date hereof, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board, unless the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, and such new director shall be considered as a member of the Incumbent Board; or
(III)    there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, if (1) the shareholders of the Company, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation or (2) immediately following the merger or consolidation, the individuals who comprised the Board immediately prior thereto do not constitute at least a majority of the board of directors of the entity resulting from such merger or consolidation (or, if the entity resulting from such merger or consolidation is then a subsidiary, the ultimate parent thereof); or
(IV)    a complete liquidation or dissolution of the Company or the closing of an agreement for the sale or other disposition of all or substantially all of the assets of the Company.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities is acquired by (x) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (y) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the shareholders of the Company in the same proportion as their ownership of shares in the Company immediately prior to such acquisition.

(f)    Termination by Executive for Retirement. If Executive’s employment is terminated due to Executive’s Retirement during the Term, the Company shall provide Executive with the following payments and benefits:
(i)    the Accrued Compensation; and
(ii)    the Pro-Rata Bonus payable in a lump sum at the time such bonus or incentive awards are payable to other participants.

For the avoidance of doubt, Executive’s Retirement during the Term shall not be deemed a termination of employment other than for Cause, Disability or death or a termination of employment for Good Reason.
(g)    No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or otherwise and, except as provided in Sections 7(d)(iv) or (v) or 7(e)(iv) or (v) above, no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.
(h)    Survival. The Company’s obligations under this Section 7 shall survive the termination of the Term.
8.    Certain Tax Treatment.
(a)    Reduction of Payments in Certain Circumstances. Notwithstanding anything to the contrary contained herein (or any other agreement entered into by and between the Company and Executive, or any incentive arrangement or plan offered by the Company), in the event that any amount or benefit paid or distributed to Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid to Executive by the Company (collectively, the “Covered Payments”), would constitute an “excess parachute payment” as defined in Section 280G of the Code, and would thereby subject Executive to an excise tax under Section 4999 of the Code (an “Excise Tax”), the provisions of this Section 8 shall apply. If the aggregate present value (as determined for purposes of Section 280G of the Code) of the Covered Payments exceeds the amount which can be paid to Executive without Executive incurring an Excise Tax, then, solely to the extent that Executive would be better off on an after tax basis by receiving the maximum amount which may be paid hereunder without Executive becoming subject to the Excise Tax, as determined by a nationally recognized accounting firm designated by the Company with the consent of the Executive (which consent shall not be unreasonably withheld or delayed), the amounts payable to Executive under this Agreement (or any other agreement by and between the Executive and Company or pursuant to any incentive arrangement or plan offered by the Company) shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without Executive becoming subject to the Excise Tax (such reduced payments to be referred to as the “Payment Cap”). In the event Executive receives reduced payments and benefits as a result of application of this Section 8, Executive shall have the right to designate which of the payments and benefits otherwise set forth herein (or any other agreement between the Company and Executive or any incentive arrangement or plan offered by the Company) shall be received in connection with the application of the Payment Cap, subject to the following sentence. Reduction shall be made in the following order: (i) at the discretion of Executive, payments that are valued in full under Treasury Regulation Section 1.280G-1, Q&A 24 and are not subject to Section 409A of the Code, (ii) payments that are valued in full under Treasury Regulation Section 1.280G-1, Q&A 24 and are subject to Section 409A of the Code, with the amounts that are payable last reduced first, (iii) at the discretion of Executive, payments that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 and are not subject to Section 409A of the Code and (iv)

payments that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 and are subject to Section 409A of the Code, with the amounts that are payable last reduced first.
(b)    Section 409A. The Parties intend for the payments and benefits under this Agreement to be exempt from Section 409A of the Code or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, (i) no amounts shall be paid to Executive under Section 7 of this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code, (ii) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six (6) months following Executive’s separation from service (or death, if earlier), (iii) each amount to be paid or benefit to be provided under this Agreement shall be construed as a separately identified payment for purposes of Section 409A of the Code, (iv) any payments that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise and (v) amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one (1) year may not effect amounts reimbursable or provided in any subsequent year.
9.    Restrictive Covenants.
(a)    Acknowledgments. Executive acknowledges and agrees that: (i) the business in which the Company and its Affiliates are engaged is intensely competitive and that Executive’s employment by the Company has required, and will continue to require, that Executive have access to, and knowledge of, Confidential Information (as defined herein); (ii) the disclosure of any Confidential Information could place the Company at a serious competitive disadvantage and could do serious damage, financial and otherwise, to the business of the Company and its Affiliates; (iii) Executive has been given access to, and developed relationships with, customers of the Company and its Affiliates at the time and expense of the Company; (iv) by Executive’s training, experience and expertise, Executive’s services to the Company are, and will continue to be, extraordinary, special and unique; and (v) Executive has received good and valuable consideration for the restrictive covenants set forth herein, including without limitation, the right to acquire and own securities of the Company, the employment by the Company and the related compensation and benefits and other good and valuable consideration, the sufficiency of which is hereby acknowledged.
(b)    Non-Solicitation; Non-Interference; No-Hire. From the Effective Date through the third anniversary of the Executive’s termination date, Executive shall not, directly or indirectly, on Executive’s own behalf or by, through, or on behalf of, another Person: (i) solicit, induce, encourage or persuade, or attempt to solicit, induce, encourage or persuade, any then-current employee, consultant or independent contractor of the Company or any Affiliate of the Company to leave the employ of, or engagement with, the Company or any such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any then-current employee, consultant or independent contractor thereof, on the other hand, (ii) hire any person or entity who or which was an employee, consultant or independent contractor of the Company or any Affiliate of the Company at any time within the last one (1) year of Executive’s employment with the Company; (iii) solicit, induce, encourage or persuade, or attempt to solicit, induce, encourage or persuade any then-current customer, supplier, licensee or other business relation of the Company or any Affiliate of the Company to cease doing business with, or to reduce its current or contemplated level of business with, the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company or any such Affiliate, on the other hand; or (iv) solicit, induce, encourage or persuade, or attempt to solicit, induce, encourage or persuade any potential customer, supplier, licensee or other potential business relation of the Company or any Affiliate of the Company, whom the Company had solicited, was attempting to solicit, or had identified for solicitation during the last twelve (12) months of Executive’s employment with the Company and whom or which Executive knew to be such a potential customer, supplier, licensee or other potential business relation, in each case, to cease doing business with, or to reduce its contemplated level of business with, the Company or such Affiliate, or in any way interfere with the relationship between any such potential customer, supplier, licensee or other potential business relation, on the one hand, and the Company or any such Affiliate, on the other hand.
(c)    Non-Competition. From the Effective Date through the second anniversary of the Executive’s termination date, Executive shall not, directly or indirectly, on Executive’s own behalf or by, through, or on behalf of, another Person, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in the real estate brokerage business, the franchising of real estate brokerage firms or any other business of the same type as any business in which the Company or any of its Affiliates is engaged on the date of termination of Executive’s employment or in which they have proposed, on or prior to such date, to be engaged in on or after such date and in which the Executive has been involved to any extent (other than de minimis) at any time during the two (2) year period ending with the date of termination of such Executive’s employment, anywhere in the world in which the Company or its Affiliates conduct business. Nothing in this Section 9(c) shall prohibit Executive from being a passive owner of not more than 4.99% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.
(d)    Non-Disclosure; Non-Use of Confidential Information. Executive shall not disclose or use at any time, either during his or her employment with the Company and its Affiliates or thereafter, any Confidential Information of which Executive is or becomes aware, whether or not such information is developed by him or her, except to the extent that such disclosure or use is directly related to and required by Executive’s performance in good faith of duties assigned to Executive by the Company. Executive will take all appropriate steps to safeguard Confidential Information in his or her possession and to protect it against disclosure, misuse, espionage, loss and theft. Executive shall deliver to the Company at the termination of his or her employment with the Company and its Affiliates, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company or any of its Affiliates that Executive may then possess or have under his or her control.
(e)    Proprietary Rights. Executive recognizes that the Company and its Affiliates possess a proprietary interest in all Confidential Information and Work Product and have the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Executive, except as otherwise agreed between the Company and Executive in writing. Executive expressly agrees that any Work Product made or developed by Executive or Executive’s agents or affiliates during the course of Executive’s employment, including any Work Product which is based on or arises out of Work Product, shall be the property of an inure to the exclusive benefit of the Company and its Affiliates. Executive further agrees that all Work Product developed by Executive (whether or not able to be protected by copyright, patent or trademark) during the course of Executive’s employment, or involving the use of the time, materials or other resources of the Company or any of its Affiliates, shall be promptly disclosed to the Company and shall become the exclusive property of the Company, and Executive shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.
(f)    Nondisparagement. Executive covenants that during and following the Term, Executive will not disparage or encourage or induce others to disparage the Company or its Affiliates, together with all of their respective past and present directors and officers, as well as their respective past and present managers, officers, shareholders, partners, employees, agents, attorneys, servants and customers and each of their predecessors, successors and assigns (collectively, the “Company Entities and Persons”); provided that such limitation shall extend to past and present managers, officers, shareholders, partners, employees, agents, attorneys, servants and customers only in their capacities as such or in respect of their relationship with the Company and its affiliates. The term “disparage” includes, without limitation, comments or statements adversely affecting in any manner (i) the conduct of the business of the Company Entities and Persons, or (ii) the business reputation of the Company Entities and Persons. Nothing in this Agreement is intended to or shall prevent either Party from providing, or limiting testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law.
(g)    Cooperation in Any Investigations and Litigation. Executive agrees that Executive will reasonably cooperate with the Company and its Affiliates, and its counsel, in connection with any investigation, inquiry, administrative proceeding or litigation relating to any matter in which Executive becomes involved or of which Executive has knowledge as a result of

Executive’s service with the Company by providing truthful information. The Company agrees to promptly reimburse Executive for reasonable expenses approved in writing in advance of being incurred (including travel expenses, attorneys’ fees and other expenses of counsel) by Executive, in connection with Executive’s cooperation pursuant to this Section 9(f). Such reimbursements shall be made within sixty (60) days following Executive’s submission of a written invoice to the Company describing such expenses in reasonable detail, and in no event later than the calendar year following the year in which the expenses are incurred. Executive agrees that, in the event Executive is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to Executive’s employment by the Company, Executive will, to the extent not legally prohibited from doing so, give prompt notice of such request to the Company’s General Counsel so that the Company may contest the right of the requesting person or entity to such disclosure before making such disclosure. Nothing in this provision shall require Executive to violate Executive’s obligation to comply with valid legal process. Executive shall also not, directly or indirectly, direct, encourage, assist, or advise any non-governmental third party to institute, commence or prosecute any claims, rights or causes of action in law or in equity in any forum or proceeding whatsoever against any of the Company Entities and Persons.
(h)    Blue Pencil. It is the intent and desire of Executive and the Company that the provisions of this Section 9 be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision of this Section 9 shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either Party hereto, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made.
(i)    Survival. Executive’s obligations under this Section 9 shall survive the termination of the Term.
(j)    Certain Definitions.
(i)    For purposes of this Agreement, “Affiliates” means:
(1)    in the case of the Company or Executive that is not an individual, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or Executive, as applicable; and
(2)    in the case of an individual: (i) any member of the immediate family of Executive, including parents, siblings, spouse and children (including those by adoption); the parents, siblings, spouse, or children (including those by adoption) of such immediate family member, and in any such case any trust whose primary beneficiary is such individual or one or more members of such immediate family and/or Executive’s lineal descendants; (ii) the legal representative or guardian of the individual or of any such immediate family member in the event the individual or any such immediate family member becomes mentally incompetent; and (iii) any Person controlling, controlled by or under common control with Executive.
As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.
(ii)    For purposes of this Agreement, “Confidential Information” means information that is not generally known to the public (except for information known to the public because of Executive’s violation of Section 10(c) of this Agreement) and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by Executive while employed by the Company or any predecessors thereof (including those obtained prior to the date of this Agreement) concerning (i) the business or affairs of the Company (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) databases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination. For purposes of this definition, the “Company” shall mean the Company collectively with its Affiliates.
(iii)    For purposes of this Agreement, “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) that relates to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company or any of its Affiliates (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

10.    Remedies for Breach of Obligations under Sections 9 or 10 hereof. Executive acknowledges that the Company and its affiliates will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Executive breaches Executive’s obligations under Section 9 hereof. Accordingly, Executive agrees that the Company and its affiliates will be entitled, in addition to any other available remedies, to obtain injunctive relief in aid of arbitration against any breach or prospective breach by Executive of Executive’s obligations under Section 9 hereof in any Federal or state court sitting in the state of Delaware, or, at the Company’s election, in any other state in which Executive maintains Executive’s principal residence or Executive’s principal place of business. Executive hereby submits to the non-exclusive jurisdiction of all those courts for the purposes of any actions or proceedings instituted by the Company or its affiliates to obtain that injunctive relief in aid of arbitration, and Executive agrees that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by Executive to the Company, or in any other manner authorized by law.
11.    Representations and Warranties.
(a)    The Company represents and warrants that (i) it is fully authorized to enter into this Agreement and to perform its obligations under it, (ii) the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document (x) to which it is a Party or (y) by which it is bound, and (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be a valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
(b)    Executive represents and warrants to the Company that the execution and delivery by Executive of this Agreement do not, and the performance by Executive of Executive’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which Executive is a Party or by which Executive is or may be bound.
12.    Miscellaneous.
(a)    Successors and Assigns.
(iii)    This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or to an affiliate of the Company. The term “the Company” as used herein shall include a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.
(iv)    Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representatives.
(b)    Clawback Policy. Executive acknowledges and agrees that (i) he or she is subject to the terms and conditions of the Company’s Clawback Policy as in effect from time to time, (ii) such Clawback Policy, in each case, shall apply to, among other things, all currently outstanding vested and unvested awards and all awards that have been previously exercised or paid, including any proceeds, gains or other economic benefit in respect of the award and (iii) to the extent permitted by applicable law and notwithstanding the terms and conditions of the Clawback Policy as in effect from time to time, such Clawback Policy shall apply in the event Executive breaches his covenants as set forth in Section 9 of this Agreement.
(c)    Indemnification. Executive shall be indemnified by the Company as, and to the extent, provided in the memorandum and articles of association of the Company and as provided in Executive’s Director and Officer Indemnification Agreement dated October 10, 2012. The obligations under this paragraph shall survive termination of the Term.
(d)    Enforcement.
(i)    Arbitration. Except for the Company or its Affiliate’s right to obtain injunctive relief in aid of arbitration for violation of Section 9 of this Agreement, any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in New York City, in the Borough of Manhattan (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. In any such arbitration proceeding the parties agree to provide all discovery deemed necessary by the arbitrator. The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. Each party shall bear its or his costs and expenses in any such arbitration, including, but not limited to, attorneys’ fees; provided, however, if Executive prevails on substantially all material claims, the Company shall reimburse Executive for all of his reasonable attorneys’ fees and costs. It is part of the essence of this Agreement that any claims hereunder shall be resolved expeditiously and as confidentially as possible. Accordingly, the Company and Executive agree that all proceedings in any arbitration shall be conducted under seal and kept strictly confidential. In that regard, no party shall use, disclose or permit the disclosure of any information, evidence or documents produced by any other party in the arbitration proceedings or about the existence, contents or results of the proceedings except as necessary and appropriate for the preparation and conduct of the arbitration proceedings, or as may be required by any legal process, or as required in an action in aid of arbitration or for enforcement of or appeal from an arbitral award. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests.
(ii)    Remedies. All remedies hereunder are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.
(iii)    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
(e)    Right to Counsel. Executive acknowledges that Executive has had the opportunity to consult with legal counsel of Executive’s choice in connection with the drafting, negotiation and execution of this Agreement and related employment arrangements.
(f)    Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by Certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each Party to the other, provided that all notices to the Company shall be directed to the attention of the Company’s Chief Executive Officer with a copy to the Company’s General Counsel. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.
(g)    Withholding. The Company shall be entitled to withhold the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount thereof.
(h)    Release of Claims. The termination benefits described in Section 7(d)(iii)-(v) and Section 7(e)(iii)-(v) of this Agreement shall be conditioned on Executive delivering to the Company, a signed release of claims in the form of Exhibit A hereto within forty-five (45) days or twenty-one (21) days, as may be applicable under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, following Executive’s termination date, and not revoking Executive’s consent to such release of claims within seven (7)

days of such execution; provided, however, that Executive shall not be required to release any rights Executive may have to be indemnified by the Company under Section 12(c) of this Agreement or under any other indemnification agreement entered into between Executive and the Company provided, further, that in no event shall the timing of Executive’s execution (and non-revocation) of the general release, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is subject to execution (and non-revocation) of the general release could be made in more than one taxable year, payment shall be made in the later taxable year.
(i)    Resignation as Officer or Director. Upon a termination of employment for any reason, Executive shall resign each position (if any) that Executive then holds as an officer or director of the Company and any of its affiliates, as well as any positions Executive holds as a trustee or fiduciary of any employee benefit plan maintained by the Company. Executive’s execution of this Agreement shall be deemed the grant by Executive to the officers of the Company of a limited power of attorney to sign in Executive’s name and on Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.
(j)    Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or noncompliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not expressly set forth in this Agreement.
(k)    Effect of Other Law. Anything herein to the contrary notwithstanding, the terms of this Agreement shall be modified to the extent required to meet the provisions of the Sarbanes-Oxley Act of 2002, Section 409A of the Code, or other federal law applicable to the employment arrangements between Executive and the Company. Any delay in providing benefits or payments, any failure to provide a benefit or payment, or any repayment of compensation that is required under the preceding sentence shall not in and of itself constitute a breach of this Agreement, provided, however, that the Company shall provide economically equivalent payments or benefits to Executive to the extent permitted by law.
(l)    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Delaware applicable to contracts executed in and to be performed entirely within such state, without giving effect to the conflict of law principles thereof.
(m)    No Conflicts. Executive represents and warrants to the Company that Executive is not a party to or otherwise bound by any agreement or arrangement (including, without limitation, any license, covenant, or commitment of any nature), or subject to any judgment, decree, or order of any court or administrative agency, that would conflict with or will be in conflict with or in any way preclude, limit or inhibit Executive’s ability to execute this Agreement or to carry out Executive’s duties and responsibilities hereunder.
(n)    Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any employee handbook, personnel manual, program, policy, or arrangement of the Company or its affiliates (including, without limitation, any provisions relating to notice requirements and post-employment restrictions), the provisions of this Agreement shall control, unless Executive otherwise agrees in a writing that expressly refers to the provision of this Agreement whose control he is waiving.
(o)    Beneficiaries/References. In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.
(p)    Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the Parties hereunder shall survive the Term and any termination of Executive’s employment. Without limiting the generality of the forgoing, the provisions of Section 7, 9 and 10 shall survive the Term.
(q)    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
(r)    Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the Parties hereto with respect to the subject matter hereof, including, without limitation, the Employment Agreement dated April 10, 2007, as amended, between the Company and Executive and the Restrictive Covenant Agreement dated as of October 10, 2012 between the Company and Executive.
(s)    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
13.    Certain Rules of Construction.
(a)    The headings and subheadings set forth in this Agreement are inserted for the convenience of reference only and are to be ignored in any construction of the terms set forth herein.
(b)    Wherever applicable, the neuter, feminine or masculine pronoun as used herein shall also include the masculine or feminine, as the case may be.
(c)    The term “including” is not limiting and means “including without limitation.”

(d)    References in this Agreement to any statute or statutory provisions include a reference to such statute or statutory provisions as from time to time amended, modified, reenacted, extended, consolidated or replaced (whether before or after the date of this Agreement) and to any subordinate legislation made from time to time under such statute or statutory provision.
(e)    References to “writing” or “written” include any non-transient means of representing or copying words legibly, including by facsimile or electronic mail.
(f)    References to “$” are to United States Dollars.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has executed this Agreement as of the day and year first above written.

REALOGY HOLDINGS CORP.

By:     /s/ Sunita Holzer

Name: Sunita Holzer

Title:    Executive Vice President and CHRO

EXECUTIVE

By:    /s/ Anthony E. Hull

Name:    Anthony E. Hull

EXHIBIT A

FORM OF RELEASE AGREEMENT

THIS RELEASE AGREEMENT (the “Release”) is made by and between Anthony E. Hull (“Executive”) and Realogy Holdings Corp. (the “Company”).
1.    For and in consideration of the payments and benefits provided in Sections 7(d)(iv)-(vi) of the Severance Agreement between Executive and the Company dated as of February 23, 2016 (the “Severance Agreement”), Executive, for himself, his successors and assigns, executors and administrators, now and forever hereby releases and discharges the Company, together with all of its past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (hereinafter collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which Executive or Executive’s executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever; (i) arising from the beginning of time up to the date upon which Executive signs the Release; (ii) arising out of, relating in any way to, Executive’s employment with the Company or any of the other Releasees, or the termination of Executive’s employment relationship with the Company or any of the other Releasees; (iii) arising under or relating to the Severance Agreement; (iv) arising under any federal, local or state law, executive order, statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Equal Pay Act of 1963, the Sarbanes-Oxley Act of 2002, any “whistleblower” or retaliation claims (to the extent permitted by applicable law),and/or the applicable federal, state or local law, executive order, statute or regulation against discrimination, each as amended; (v) relating to wrongful employment termination or breach of contract; or (vi) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and Executive; provided, however, that notwithstanding the foregoing, nothing contained in the Release shall in any way diminish or impair: (a) any rights Executive may have, from and after the date upon which Executive signs the Release; (b) any rights to indemnification that may exist from time to time under the Company’s certificate of incorporation or bylaws, or state law or any other indemnification agreement entered into between Executive and the Company; (c) Executive’s ability to bring appropriate proceedings to enforce the Release; and (d) any rights or claims Executive may have that cannot be waived under applicable law (collectively, the “Excluded Claims”). Executive further acknowledges and agrees that, except with respect to Excluded Claims, the Company and the Releasees have fully satisfied any and all obligations whatsoever owed to Executive arising out of Executive’s

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employment with the Company or any of the Releasees, and that no further payments or benefits are owed to Executive by the Company or any of the Releasees.
2.    Executive understands and agrees that, except for the Excluded Claims, Executive has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on Executive’s behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for back pay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.
3.    Executive acknowledges and agrees that Executive has been advised of Executive’s right to consult with an attorney of Executive’s choosing prior to signing the Release. Executive understands and agrees that Executive has the right and has been given the opportunity to review the Release with an attorney of Executive’s choice should Executive so desire. Executive also agrees that Executive has entered into the Release knowingly, freely and voluntarily. Executive further acknowledges and agrees that Executive has twenty-one (21) calendar days, or in the event of a group termination, forty-five (45) calendar days, to consider the Release, and any exhibits hereto, although Executive may sign it sooner if Executive wishes. In addition, once Executive has signed the Release, Executive shall have seven (7) additional days from the date of execution to revoke Executive’s consent and may do so by writing to the Company’s Human Resources Officer, which must be received by the Company within such seven (7) day revocation period. The Release shall not be effective, and no payments shall be due hereunder, earlier than the eighth (8th) day after Executive shall have executed the Release and returned it to the Company, assuming that Executive had not revoked Executive’s consent to the Release prior to such date.
4.    It is understood and agreed by Executive that any payment made to Executive is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Releasees, by whom liability is expressly denied.
5.    The Release is executed by Executive voluntarily and is not based upon any representations or statements of any kind made by the Company or any of the other Releasees as to the merits, legal liabilities or value of Executive’s claims. Executive further acknowledges that Executive has had a full and reasonable opportunity to consider the Release and that Executive has not been pressured or in any way coerced into executing the Release.
6.    The exclusive venue for any disputes arising hereunder shall be the state or federal courts located in the State of Delaware, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such

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award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.
7.    The Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the state of Delaware. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.
8.    The Release shall inure to the benefit of and be binding upon the Company and its successors and assigns.
IN WITNESS WHEREOF, Executive and the Company have executed the Release as of the below-written dates.

IMPORTANT NOTICE: BY SIGNING BELOW YOU RELEASE AND GIVE UP ANY AND ALL LEGAL CLAIMS, KNOWN AND UNKNOWN, THAT YOU MAY HAVE AGAINST THE COMPANY AND RELATED PARTIES.

__________________________________        ______________________
REALOGY HOLDINGS CORP.            Anthony E. Hull

Dated:____________________            Dated:__________________

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